Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-233032, 333-230859, 333-223661, 333-217211, 333-210399, 333-202942, 333-197657, 333-189577, 333-179453, 333-177306, 333-172031 on Form S-8 and Registration Statement No. 333-213967 on Form S-3 of our reports dated February 27, 2020, relating to the consolidated financial statements of NeoPhotonics Corporation and subsidiaries (NeoPhotonics Corporation), and the effectiveness of NeoPhotonics Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of NeoPhotonics Corporation for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
February 27, 2020